Exhibit 21.1

SANDRIDGE ENERGY, INC. SUBSIDIARIES

Entity Name	State of Organization
Cholla Pipeline, L.P.	Texas
Integra Energy, L.L.C.	Texas
Lariat Services, Inc.	Texas
d/b/a LARCO
d/b/a Chaparral Drilling Fluids
d/b/a Hondo Heavy Haul
SandRidge CO2, LLC	Texas
SandRidge Exploration and Production, LLC	Delaware
SandRidge Gathering, LLC	Delaware
SandRidge Holdings, Inc.	Delaware
SandRidge Midstream, Inc.	Texas
SandRidge Operating Company	Texas
SandRidge Realty, LLC	Oklahoma
WTO Gas Gathering Company, LLC	Texas